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SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2003

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	1-3701 (Commission File Number)	91-0462470 (I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington (Address of principal executive offices)	99202-2600 (Zip Code)

Registrant’s telephone number, including area code: Web site: http://www.avistacorp.com	509-489-0500

(Former name or former address, if changed since last report)

Table of Contents

Item 5. Other Information

Federal Energy Regulatory Commission (FERC) Investigation

In January 2003, the FERC Trial Staff, Avista Corporation (Avista Corp.) d/b/a Avista Utilities and Avista Energy filed an Agreement in Resolution with the FERC’s Chief Administrative Law Judge, which if approved would resolve the investigation that commenced in August 2002. The parties requested that the judge certify the agreement and forward it to the FERC for its final approval. In the joint motion, the FERC Trial Staff states that its investigation found no evidence that: (1) any executives or employees of Avista Utilities or Avista Energy knowingly engaged in or facilitated any improper trading strategy; (2) Avista Utilities or Avista Energy engaged in any efforts to manipulate the western energy markets during 2000 and 2001; and (3) Avista Utilities or Avista Energy withheld relevant information from the Commission’s inquiry into the western energy markets for 2000 and 2001.

On June 25, 2003, the FERC’s Chief Administrative Law Judge, Curtis L. Wagner, Jr., issued an order denying the request to certify the Agreement in Resolution and forward it to the FERC for its final approval. The judge has reinstated a procedural schedule that calls for further testimony and hearings in the case. The procedural schedule calls for testimony to be filed in August and September 2003, hearings to begin on October 27, 2003, reply briefs to be filed by December 15, 2003 and an initial decision to be issued on January 12, 2004.

Avista Corp.’s press releases disclosing this event is filed as exhibit 99(a) hereto. The order of the FERC’s Chief Administrative Law Judge is filed as exhibit 99(b) hereto.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to Avista Corp.’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at Avista Corp.’s Internet address is not part of this Current Report or any other report filed by Avista Corp. with the Securities and Exchange Commission.

Pacific Northwest Refund Proceedings

On June 25, 2003, the FERC denied the request of certain parties for retroactive refunds for spot market sales in the Pacific Northwest during the period from December 25, 2000 to June 20, 2001. Avista Utilities and Avista Energy, as well as numerous other wholesale market participants, were opposed to claims for retroactive refunds.

Item 7. Exhibits

99(a)           Press release dated June 25, 2003
99(b)           Order of the FERC’s Chief Administrative Law Judge issued June 25, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: June 27, 2003	/s/ Malyn K. Malquist Malyn K. Malquist Senior Vice President and Chief Financial Officer